                                                               EXHIBIT 99 (a)(1)


                           Offer to Purchase For Cash
                     All Outstanding Shares of Common Stock

                                       of

                        Amati Communications Corporation
                                       at

                              $20.00 Net Per Share
                                       by

                          DSL Acquisition Corporation
                        a direct wholly owned subsidiary

                                       of

                         Texas Instruments Incorporated
                            ------------------------

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
         NEW YORK CITY TIME, ON TUESDAY, DECEMBER 23, 1997, UNLESS THE
                               OFFER IS EXTENDED.
                            ------------------------

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED
 AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES (AS DEFINED HEREIN) WHICH CONSTITUTES AT LEAST A MAJORITY OF THE SHARES OUTSTANDING
     ON A FULLY DILUTED BASIS. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND
                       CONDITIONS. SEE SECTIONS 1 AND 14.
                            ------------------------

 THE BOARD OF DIRECTORS OF AMATI COMMUNICATIONS CORPORATION (THE "COMPANY") HAS
  UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER (EACH AS DEFINED HEREIN), AND HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO
    AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR
                              SHARES IN THE OFFER.
                            ------------------------

                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of his or her shares of common stock, par value $.20 per share, of the Company (the "Shares") should either (a) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered Shares, and any other required documents, to the Depositary, or tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3, or (b) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

     Any stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

     Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent. A stockholder may also contact brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning this Offer.
                            ------------------------
                      The Dealer Manager for the Offer is:

                           MORGAN STANLEY DEAN WITTER
                            ------------------------

November 25, 1997

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
INTRODUCTION................................................    1
 1.  TERMS OF THE OFFER.....................................    2
 2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES..........    4
 3.  PROCEDURES FOR TENDERING SHARES........................    5
 4.  WITHDRAWAL RIGHTS......................................    7
 5.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES................    8
 6.  PRICE RANGE OF SHARES; DIVIDENDS ON THE SHARES.........    9
 7.  EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES;
     NASDAQ TRADING; EXCHANGE ACT REGISTRATION; MARGIN
     SECURITIES.............................................    9
 8.  CERTAIN INFORMATION CONCERNING THE COMPANY.............   10
 9.  CERTAIN INFORMATION CONCERNING THE PURCHASER AND
  PARENT....................................................   12
10.  SOURCE AND AMOUNT OF FUNDS.............................   13
11.  BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY.....   13
12.  PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE
     COMPANY; MERGER AGREEMENT; LOAN AGREEMENT; RETENTION
     AGREEMENTS; CONSULTING AGREEMENT; CONFIDENTIALITY
     AGREEMENT; OTHER MATTERS...............................   15
13.  DIVIDENDS AND DISTRIBUTIONS............................   25
14.  CONDITIONS TO THE OFFER................................   26
15.  CERTAIN LEGAL MATTERS..................................   27
16.  FEES AND EXPENSES......................................   28
17.  MISCELLANEOUS..........................................   29
Schedule I -- Information Concerning Directors and Executive
  Officers of Parent
  and the Purchaser.........................................  I-1

To the Holders of Common Stock of
  Amati Communications Corporation:

                                  INTRODUCTION

     DSL Acquisition Corporation, a Delaware corporation (the "Purchaser") and a direct wholly owned subsidiary of Texas Instruments Incorporated, a Delaware corporation ("Parent"), hereby offers to purchase all outstanding shares of common stock, par value $.20 per share (the "Shares"), of Amati Communications Corporation, a Delaware corporation (the "Company"), at $20.00 per Share (the "Offer Price"), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements, collectively constitute the "Offer").

     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. Purchaser will pay all reasonable fees and expenses of Morgan Stanley & Co. Incorporated ("Morgan Stanley"), which is acting as the dealer manager (in such capacity, the "Dealer Manager"), ChaseMellon Shareholder Services, L.L.C., which is acting as the depositary (the "Depositary"), and Georgeson & Company Inc., which is acting as the information agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

     The Offer is conditioned upon, among other things, there having been validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares which, together with any Shares beneficially owned by Parent or the Purchaser, represent at least a majority of the Shares outstanding on a fully diluted basis (the "Minimum Condition"). See Section 14.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of November 19, 1997 (the "Merger Agreement"), by and among the Company, Parent and the Purchaser. The Merger Agreement provides that, among other things, following the consummation of the Offer and the satisfaction or waiver of the other conditions set forth in the Merger Agreement, the Purchaser will be merged with and into the Company (the "Merger"). Following the Merger, the Company will continue as the surviving corporation and will be a direct wholly owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each outstanding Share (other than Shares owned by Parent, the Purchaser or any other wholly owned subsidiary of Parent and Shares held by stockholders who have demanded and perfected dissenter's rights under the Delaware General Corporation Law, as amended (the "DGCL")), will be converted automatically into the right to receive the per Share price paid in the Offer in cash, without interest (referred to herein as the "Merger Consideration"). See Section 12.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD") HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER, AND HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER.

     Deutsche Morgan Grenfell Inc. ("DMG"), the Company's financial advisor, has delivered to the Company Board its written opinion, dated November 18, 1997, that, as of such date and based upon and subject to the matters set forth therein, the cash consideration to be received by the Company's stockholders (other than Parent and its affiliates) pursuant to the Offer and Merger is fair, from a financial point of view, to such stockholders. A copy of the opinion of DMG is contained in the Company's Solicitation/Recommendation Statement on
Schedule 14D-9 (the "Schedule 14D-9") filed with the Securities and Exchange Commission (the "Commission") in connection with the Offer. A copy of the
Schedule 14D-9 is being furnished to the Company's stockholders herewith.

     The Merger Agreement provides that promptly upon the purchase of and payment for Shares by Parent or any of its subsidiaries pursuant to the Offer that represent at least a majority of the outstanding Shares on a fully diluted basis, Parent shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Company Board as will give Parent representation on the Company Board equal to the product of the total number of directors on the Company Board multiplied by the percentage that the aggregate number of Shares beneficially owned by the Purchaser, Parent and any of their affiliates (including Shares accepted for payment) bears to the total number of Shares then outstanding. In the Merger Agreement, the Company has agreed to either increase the size of the Company Board or secure the resignations of such number of its incumbent directors as is necessary to enable Parent's designees to be so elected and shall cause Parent's designees to be elected as directors of the Company. Notwithstanding the foregoing, Parent and the Purchaser have agreed that, until the Effective Time, the Company Board shall have at least two members who were directors on the date of the Merger Agreement.

     The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including, if required by law and the Company's Certificate of Incorporation, the adoption of the Merger Agreement by the requisite vote of the Company's stockholders. See Section 12. Under the DGCL and the Company's Certificate of Incorporation, the affirmative vote of the holders of a majority of the outstanding Shares is required to adopt the Merger Agreement. Consequently, if the Purchaser acquires (pursuant to the Offer or otherwise) at least a majority of the then outstanding Shares, the Purchaser will have sufficient voting power to adopt the Merger Agreement without the vote of any other stockholder. If the Purchaser acquires at least 90% of the outstanding Shares (pursuant to the Offer or otherwise), the Purchaser will be able to effect the Merger pursuant to the "short form" merger provisions of Section 253 of the DGCL, without prior notice to, or any action by, any other stockholder. Parent has agreed to vote, or cause to be voted, all Shares owned by Parent, the Purchaser or any of its subsidiaries and affiliates in favor of the approval of the Merger and the adoption of the Merger Agreement.

     The Merger Agreement provides that, following the satisfaction or waiver of the conditions to the Offer, the Purchaser will accept for payment and pay for all Shares validly tendered pursuant to the Offer as soon as it is legally permitted to do so under applicable law, which could be as early as immediately following 12:00 midnight, New York City time, on Tuesday, December 23, 1997; provided that, if the number of Shares that have been physically tendered and not withdrawn are more than 80% but less than 90% of the outstanding Shares determined on a fully diluted basis, the Purchaser may extend the Offer for up to five business days and thereafter on a day-to-day basis for up to an additional five business days from the date that all conditions to the Offer shall first have been satisfied or waived. The Merger Agreement provides that the Purchaser shall, and Parent shall cause the Purchaser to, extend the Offer from time to time until February 23, 1998 if, and to the extent that, at the initial expiration date of the Offer, or any extension thereof, all conditions to the Offer have not been satisfied or waived. In addition, the Offer Price may be increased and the Offer may be extended to the extent required by law in connection with such increase, in each case without the consent of the Company. The Offer will not remain open following the time Shares are accepted for payment.

     According to the Company, as of October 31, 1997, there were 19,768,978 Shares outstanding, 4,885,599 Shares reserved for issuance upon the exercise of options granted under the Company's stock option plans and 630,476 Shares reserved for issuance upon the exercise of warrants. For purposes of the Offer, "fully diluted basis" assumes that all such options and warrants are exercised for Shares. Based upon the foregoing information, the Minimum Condition would be satisfied if 12,642,527 Shares were validly tendered.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. TERMS OF THE OFFER

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment and pay for all Shares which are validly tendered prior to the Expiration Date and not withdrawn in accordance with Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on Tuesday,

December 23, 1997, unless and until the Purchaser (subject to the terms of the Merger Agreement) shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

     The Offer is conditioned upon, among other things, satisfaction of the Minimum Condition. See Section 14, which sets forth in full the conditions to the Offer. If the Minimum Condition is not satisfied or any or all of the other events set forth in Section 14 shall have occurred or shall be determined by the Purchaser to have occurred prior to the Expiration Date, the Purchaser reserves the right (but shall not be obligated) to, subject to the terms of the Merger Agreement, (i) decline to purchase any of the Shares tendered in the Offer and terminate the Offer and return all tendered Shares to the tendering stockholders, (ii) waive any or all conditions to the Offer, to the extent permitted by applicable law and the provisions of the Merger Agreement, and, subject to complying with applicable rules and regulations of the Commission, purchase all Shares validly tendered, (iii) extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares which have been tendered during the period or periods for which the Offer is extended or (iv) amend the Offer. The Merger Agreement provides that the Purchaser will not, without the prior written consent of the Company, decrease the Offer Price, decrease the number of Shares sought in the Offer, amend or waive the Minimum Condition, amend any other term or condition of the Offer in any manner adverse to the holders of Shares or extend the Expiration Date. Notwithstanding the foregoing, the Purchaser is required to extend the Offer from time to time until February 23, 1998 if and to the extent that, at the initial expiration date of the Offer, or any extension thereof, all conditions to the Offer have not been satisfied or waived. Also, notwithstanding that the Purchaser has agreed to accept for payment and pay for all Shares validly tendered pursuant to the Offer as soon as it is legally permitted to do so, if the number of Shares that have been physically tendered and not withdrawn, are more than 80% but less than 90% of the outstanding Shares determined on a fully diluted basis, the Purchaser may extend the Offer for up to five business days and thereafter on a day-to-day basis for up to an additional five business days from the date that all conditions to the Offer shall first have been satisfied or waived.

     The Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, subject to the terms of the Merger Agreement and regardless of whether or not any of the events set forth in Section 14 shall have occurred or shall have been determined by the Purchaser to have occurred,
(i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary and (ii) to amend the Offer in any respect by giving oral or written notice of such amendment to the Depositary. The rights reserved by the Purchaser in this paragraph are in addition to the Purchaser's rights to terminate the Offer pursuant to Section
14. Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with Rules 14d-4(c), 14d-6(d) and 14e-1(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Without limiting the obligation of the Purchaser under such rules or the manner in which the Purchaser may choose to make any public announcement, the Purchaser currently intends to make announcements by issuing a press release to the Dow Jones News Service.

     If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of or payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4. However, the ability of the Purchaser to delay the payment for Shares which the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer (including the Minimum Condition, subject to the Merger Agreement), the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information. With respect to a change in price or a change in percentage of securities sought, a minimum ten business day period is required to allow for adequate dissemination to stockholders and investor response. If, prior to the Expiration Date, the Purchaser should decide to increase the price per Share being offered in the Offer, such increase will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer. The Merger Agreement provides that, without the Company's consent, the Purchaser will not decrease the price or the number of Shares sought in the Offer. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

     The Company has provided to the Purchaser its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will purchase, by accepting for payment, and will pay for, all Shares validly tendered prior to the Expiration Date (and not properly withdrawn in accordance with Section 4) promptly after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions set forth in Section 14. Subject to the applicable rules of the Commission and the terms of the Merger Agreement, the Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares in order to comply, in whole or in part, with any applicable law, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). See Sections 14 and 15.

     In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares ("Stock Certificates") or timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Shares into the Depositary's account at The Depository Trust Company or the Philadelphia Depository Trust Company (each, a "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3, (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) or, in the case of a book-entry transfer, an Agent's Message (as defined below) and (iii) any other documents required by the Letter of Transmittal.

     The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, tendered Shares if, as and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment. In all cases, payment for Shares accepted pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting payments to such tendering stockholders. If, for any reason, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or the Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights under Section 14, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4 below and as otherwise required by Rule 14e-1(c) under the Exchange Act. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID BY THE PURCHASER, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

     Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, the Purchaser's obligation to make such payment shall be satisfied and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

     If any tendered Shares are not accepted pursuant to the Offer for any reason, or if Stock Certificates are submitted evidencing more Shares than are tendered, Stock Certificates evidencing Shares not purchased or tendered will be returned, without expense to the tendering stockholder (or in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable after the expiration, termination or withdrawal of the Offer.

     The Purchaser reserves the right to transfer or assign, in whole at any time or in part from time to time, to Parent or to one or more of its affiliates, the right to purchase all or a portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. PROCEDURES FOR TENDERING SHARES

     Valid Tender. For Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message (in the case of any book-entry transfer), and any other required documents, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date. In addition, either (i) the Stock Certificates evidencing Shares must be received by the Depositary along with the Letter of Transmittal or Shares must be tendered pursuant to the procedures for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date or
(ii) the tendering stockholder must comply with the guaranteed delivery procedures described below. No alternative, conditional or contingent tenders will be accepted.

     Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at each Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Shares may be effected through book-entry transfer at a Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed and with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other required documents, must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the tendering stockholder must comply with the guaranteed delivery procedures described below. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution"), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal, or (ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

     If a Stock Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Stock Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Stock Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Stock Certificate, with the signature(s) on such Stock Certificate or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Stock Certificates are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date, or the procedures for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all the following conditions are satisfied:

          (i) the tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser herewith, is received by the Depositary prior to the Expiration Date as provided below; and

          (iii) the Stock Certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation), together with a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal, are received by the Depositary within three New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

     THE METHOD OF DELIVERY OF STOCK CERTIFICATES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Notwithstanding any other provision hereof, payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) Stock Certificates evidencing such Shares or a Book-Entry Confirmation of the delivery of such Shares, (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and (iii) any other documents required by the Letter of Transmittal.

     BACKUP FEDERAL INCOME TAX WITHHOLDING. TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT OF THE PURCHASE PRICE FOR SHARES PURCHASED PURSUANT TO THE OFFER, EACH TENDERING STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. IF BACKUP WITHHOLDING APPLIES WITH RESPECT TO A STOCKHOLDER, THE DEPOSITARY IS REQUIRED TO WITHHOLD 31% OF ANY PAYMENTS MADE TO SUCH STOCKHOLDER. SEE INSTRUCTION 10 OF THE LETTER OF TRANSMITTAL. BACKUP WITHHOLDING IS NOT AN ADDITIONAL TAX AND MAY BE CLAIMED AS A CREDIT AGAINST THE FEDERAL INCOME TAX LIABILITY OF A STOCKHOLDER, PROVIDED THE REQUIRED INFORMATION IS FURNISHED TO THE INTERNAL REVENUE SERVICE.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Shares pursuant to any of the procedures described above will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or if the acceptance for payment of, or payment for, such Shares may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right, in its sole discretion, subject to the Merger Agreement, to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to Shares of any particular stockholder, and the Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto) will be final and binding. None of the Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification.

     Other Requirements. By executing a Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of the Purchaser as the stockholder's attorneys-in-fact and proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of the stockholder's rights with respect to the Shares tendered by the stockholder and accepted for payment by the Purchaser (and any and all other Shares or other securities or property issued or issuable in respect of such Shares on or after the date of the Merger Agreement). All such proxies shall be considered coupled with an interest in the tendered Shares. This appointment will be effective when, and only to the extent that, the Purchaser accepts Shares for payment. Upon acceptance for payment, all prior proxies and consents given by the stockholder with respect to the Shares or other securities will, without further action, be revoked, and no subsequent proxies may be given nor any subsequent written consent executed by such stockholder (and if given or executed, will not be deemed to be effective) with respect thereto. The designees of the Purchaser will, with respect to the Shares and other securities, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual, special or adjourned meeting of the Company's stockholders, by written consent or otherwise. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting and other rights of a record and beneficial holder, including rights in respect of acting by written consent, with respect to such Shares (including voting at any meeting of stockholders then scheduled or acting by written consent without a meeting).

     A tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer. The Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

4. WITHDRAWAL RIGHTS

     Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable, provided that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after January 23, 1998, or at such later time as may apply if the Offer is extended.

     If the Purchaser extends the Offer, is delayed in its purchase of or payment for Shares or is unable to purchase or pay for Shares for any reason, then, without prejudice to the rights of the Purchaser hereunder, tendered Shares may be retained by the Depositary on behalf of Purchaser and may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in Section 4. The reservation by the Purchaser of the right to delay the acceptance or purchase of or payment for Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires the Purchaser to pay the consideration offered or return Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If Stock Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the release of such Stock Certificates, the tendering stockholder must also submit the serial numbers shown on the particular Stock Certificates evidencing the Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in
Section 3, the notice of withdrawal must specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. None of the Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     ANY SHARES PROPERLY WITHDRAWN WILL BE DEEMED TO NOT HAVE BEEN VALIDLY TENDERED FOR PURPOSES OF THE OFFER. However, withdrawn Shares may be re-tendered by following one of the procedures described in Section 3 at any time prior to the Expiration Date.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material federal income tax consequences of the Offer and the Merger to stockholders of the Company whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive the Merger Consideration in the Merger (including any cash amounts received by dissenting stockholders pursuant to the exercise of dissenter's rights). The discussion applies only to stockholders of the Company in whose hands Shares are capital assets, and may not apply to stockholders who received their Shares pursuant to the exercise of employee stock options or otherwise as compensation, or who are not citizens or residents of the United States.

     The federal income tax consequences set forth below are included for general informational purposes only and are based upon present law. Because individual circumstances may differ, each stockholder should consult such stockholder's own tax advisor to determine the applicability of the rules discussed below to such stockholder and the particular tax effects of the Offer and the Merger, including the application and effect of state, local and foreign tax laws.

     Receipt of the Offer Price or the Merger Consideration. The receipt by a stockholder of the Offer Price or the Merger Consideration (including any cash amounts received by dissenting stockholders pursuant to the exercise of dissenter's rights) in exchange for Shares will be a taxable transaction for federal income tax purposes. In general, for federal income tax purposes, a stockholder will recognize gain or loss equal to the difference between such stockholder's adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received therefor. Such gain or loss will be recognized by a stockholder in the taxable year in which the stockholder's Shares are accepted for payment by the Purchaser or in which the Effective Time of the Merger occurs. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain or loss will be capital gain or loss. In the case of non-corporate taxpayers, any such capital gain will be long-term capital gain and subject to a maximum federal income tax rate of 20% if the stockholder's holding period in the Shares on the date of sale (or, if applicable, the Effective Time of the Merger) is greater than eighteen months; if such holding period is more than one year but not more than eighteen months, then any such capital gain will be mid-term capital gain and will be subject to a maximum federal income tax rate of 28%.

     Backup Withholding. Payments in connection with the Offer or the Merger may be subject to "backup withholding" at a 31% rate. Backup withholding generally applies if the stockholder (a) fails to furnish his social security number or other taxpayer identification number ("TIN"), (b) furnishes an incorrect TIN,
(c) fails properly to report interest or dividends, or (d) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is his correct number and that he is not subject to backup withholding. Any amounts withheld from a payment to a stockholder under the backup withholding rules will be allowed as a credit against such stockholder's federal income tax liability, provided that the required information is provided to the Internal Revenue Service. Certain persons generally are exempt from backup withholding, including corporations and financial institutions. Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Each stockholder should consult with such stockholder's own tax advisor as to such stockholder's qualification for exemption from withholding and the procedure for obtaining such exemption.

6. PRICE RANGE OF SHARES; DIVIDENDS ON THE SHARES

     The Shares are traded on the Nasdaq Stock Market's National Market System ("Nasdaq") under the symbol "AMTX." The following table sets forth, for the quarters indicated, the high and low sales price per Share on Nasdaq. All prices set forth below are as reported in published financial sources:

                                                                 MARKET PRICE
                                                              ------------------
                                                               HIGH        LOW
                                                              -------    -------
1995
  Quarter ended December 31, 1995...........................  $ 9.125    $ 2.813
1996
  Quarter ended March 31, 1996..............................    9.500      5.125
  Quarter ended June 30, 1996...............................   36.500      8.375
  Quarter ended September 30, 1996..........................   25.375      9.375
  Quarter ended December 31, 1996...........................   25.125     12.625
1997
  Quarter ended March 31, 1997..............................   16.125      9.375
  Quarter ended June 30, 1997...............................   15.500      7.125
  Quarter ended September 30, 1997..........................   19.250     10.250
  Quarter ended December 31, 1997 (through November 24,
     1997)..................................................   19.813     10.750

     On November 18, 1997, the last full trading day prior to the public announcement of the terms of the Merger Agreement, the reported closing sales price per Share on Nasdaq was $15.188. On November 24, 1997, the last full trading day prior to the commencement of the Offer, the reported closing sales price per Share on the Nasdaq was $19.75. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

     The Company has not paid cash dividends on the Shares since its inception. The Merger Agreement prohibits the Company from declaring or paying any dividends until such time as the directors designated by Parent have been elected to, and shall constitute a majority of, the Company Board.

 7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; NASDAQ TRADING; EXCHANGE ACT REGISTRATION; MARGIN SECURITIES

     The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

     The extent of the public market for the Shares and, according to the Nasdaq's published guidelines, the continued trading of the Shares on Nasdaq, after commencement of the Offer will depend upon the number of holders of Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act, as described below, and other factors.

     If, as a result of the purchase of Shares pursuant to the Offer or otherwise, trading of the Shares on Nasdaq is discontinued, the liquidity of and market for the Shares could be adversely affected. The Purchaser cannot predict whether or to what extent the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future prices to be greater or less than the Offer Price.

     The Shares are currently registered under Section 12(g) of the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application by the Company to the Commission if the Shares are not held by at least 300 holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and could make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated.

     Purchaser intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met. If registration of the Shares is not terminated prior to the Merger, the registration of the Shares under the Exchange Act will be terminated following consummation of the Merger.

     The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the loan value of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. If registration of Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for listing on Nasdaq.

8. CERTAIN INFORMATION CONCERNING THE COMPANY

     The information concerning the Company contained in this Offer to Purchase, including financial information (other than projections of the Company's results of operations provided below), has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Neither Parent nor the Purchaser assumes any responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent or the Purchaser.

     General. The Company is a Delaware corporation with its principal executive offices located at 2043 Samaritan Drive, San Jose, California 95124. The telephone number of the Company at such offices is 408-879-2000.

     The Company is a leading developer of advanced transmission equipment utilizing Discrete Multi-tone ("DMT") technology for the Asymmetrical Digital Subscriber Line ("ADSL") and Very high-speed Digital Subscriber Line ("VDSL") markets. The Company holds DMT, ADSL and VDSL patents and has entered into agreements covering its technology with companies like Alcatel, Analog Devices, Inc., Motorola, NEC, Northern Telecom, Siemens and Parent. The Company's DMT/ADSL products were recently selected by British Columbia Telephone, Canada for a proposed roll-out of the first standards based commercial ADSL services for transmitting high-speed data over existing copper phone lines, making internet access, interactive services, broadcast quality video and video-on-demand realizable to subscribers. The Company is also a provider of network connectivity systems for the internetworking and Original Equipment Manufacturer markets.

     Financial Information. Set forth below is a summary of certain consolidated financial information with respect to the Company, excerpted or derived from the information contained in the Company's Annual Report on Form 10-K for the fiscal year ended August 2, 1997. More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports and other documents may be inspected and copies may be obtained from the offices of the Commission in the manner set forth below.

                        AMATI COMMUNICATIONS CORPORATION

                      SELECTED CONSOLIDATED FINANCIAL DATA

                                                            FISCAL YEARS ENDED
                                         ---------------------------------------------------------
                                         JULY 31,    JULY 30,    JULY 29,    JULY 27,    AUGUST 2,
                                           1993        1994        1995        1996        1997
                                         --------    --------    --------    --------    ---------
                                                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
SELECTED INCOME STATEMENT DATA:
Net Sales..............................  $12,307     $ 8,236     $12,040     $ 12,085    $ 13,200
Income (Loss) before Income Taxes......  $(5,963)    $   530     $ 1,933     $(34,035)   $(12,243)
Provision for Income Taxes.............       --          27          97           43          --
                                         -------     -------     -------     --------    --------
Net Income (Loss)......................  $(5,963)    $   503     $ 1,836     $(34,078)   $(12,243)
Net Income (Loss) Per Share............     (.46)        .04         .16        (2.21)       (.66)
SELECTED BALANCE SHEET DATA:
Current Assets.........................  $11,188     $ 9,463     $ 7,793     $  5,182    $  9,282
Current Liabilities....................    2,598       2,171       1,591        2,467       5,517
Working Capital........................    8,590       7,292       6,202        2,715       3,765
Total Assets...........................   12,936      11,391      12,111        6,241      15,083
Long-term Liabilities..................    1,099         428         294        2,094       4,540
Stockholders' Equity...................    9,239       8,792      10,226        1,680       5,026

     Available Information. The Company is subject to the information filing requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be described in proxy statements distributed to the Company's stockholders and filed with the Commission. These reports, proxy statements and other information should be available for inspection and copying at the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains an internet web site at http://www.sec.gov that contains reports, proxy statements and other information.

     Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although the Purchaser and Parent do not have any knowledge that any such information is untrue, neither the Purchaser nor Parent takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

     Projections. During the course of the discussions between Parent and the Company that led to the execution of the Merger Agreement, the Company provided Parent with certain information about the Company and its financial performance which is not publicly available. The information provided included projected financial information for fiscal years ending August 1998 and August 1999 (the "Projections"). The

Projections were prepared by the Company's management for internal planning and budgeting purposes only and not with a view to publication. The Projections included estimates of (i) net sales of $40.6 million and $113.2 million for the Company's fiscal years ended August 1998 and August 1999, respectively, and (ii) a net loss of $8.7 million and net income of $10.5 million for the Company's fiscal years ended August 1998 and August 1999, respectively. None of the assumptions underlying the Projections give effect to the Offer, the Merger or the potential combined operations of the Company and Parent after the consummation of such transactions.

     THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES OF THE COMMISSION REGARDING PROJECTIONS OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS AND ARE INCLUDED IN THIS OFFER TO PURCHASE ONLY BECAUSE SUCH INFORMATION WAS PROVIDED TO PARENT. NONE OF PARENT, THE PURCHASER, THE COMPANY OR ANY PARTY TO WHOM THE PROJECTIONS WERE PROVIDED ASSUMES ANY RESPONSIBILITY FOR THE VALIDITY, REASONABLENESS, ACCURACY OR COMPLETENESS OF SUCH INFORMATION. WHILE PRESENTED WITH NUMERICAL SPECIFICITY, THESE PROJECTIONS ARE BASED UPON NUMEROUS ASSUMPTIONS RELATING TO COMMERCIAL ACCEPTANCE OF THE COMPANY'S PRODUCTS AND TECHNOLOGY, INDUSTRY PERFORMANCE, GENERAL BUSINESS AND ECONOMIC CONDITIONS, THE BUSINESS OF THE COMPANY AND OTHER MATTERS, ALL OF WHICH MAY NOT BE REALIZED AND ARE SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY. THERE CAN BE NO ASSURANCE THAT THE PROJECTIONS WILL BE REALIZED, AND ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE SHOWN. THE PROJECTIONS HAVE NOT BEEN EXAMINED OR COMPILED BY THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS. FOR THESE REASONS, AS WELL AS THE BASES ON WHICH SUCH PROJECTIONS WERE COMPILED, THERE CAN BE NO ASSURANCE THAT SUCH PROJECTIONS WILL BE REALIZED, OR THAT ACTUAL RESULTS WILL NOT BE MATERIALLY HIGHER OR LOWER THAN THOSE ESTIMATED. THE INCLUSION OF SUCH PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS AN INDICATION THAT PARENT, THE PURCHASER, THE COMPANY OR ANY OTHER PARTY WHO RECEIVED SUCH INFORMATION CONSIDERS IT AN ACCURATE PREDICTION OF FUTURE EVENTS. PARENT DID AN INDEPENDENT ASSESSMENT OF THE COMPANY'S VALUE AND DID NOT RELY TO ANY MATERIAL DEGREE UPON THE PROJECTIONS. NONE OF THE COMPANY, PARENT, THE PURCHASER OR ANY OTHER PARTY INTENDS PUBLICLY TO UPDATE OR OTHERWISE PUBLICLY REVISE THE PROJECTIONS SET FORTH ABOVE EVEN IF EXPERIENCE OR FUTURE CHANGES MAKE IT CLEAR THAT THE PROJECTIONS WILL NOT BE REALIZED.

9. CERTAIN INFORMATION CONCERNING THE PURCHASER AND PARENT

     General. The Purchaser is a newly incorporated Delaware corporation and a direct wholly owned subsidiary of Parent. To date the Purchaser has not conducted any business other than in connection with the Offer and the Merger. Until immediately prior to the time the Purchaser purchases Shares pursuant to the Offer, it is not anticipated that the Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. The principal executive offices of the Purchaser are located at 13500 North Central Expressway, P.O. Box 655474, Dallas, Texas 75265-5474.

     Parent is a global semiconductor company and the world's leading designer and supplier of digital signal processing solutions, the engines driving the digitization of electronics. Headquartered in Dallas, Texas, Parent's businesses also include calculators, productivity products, controls and sensors, metallurgical materials and digital light processing technologies. Parent has manufacturing or sales operations in more than 25 countries. The principal executive offices of Parent are located at 13500 North Central Expressway, P.O. Box 655474, Dallas, Texas 75265-5474.

     The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser and Parent are set forth in Schedule I hereto.

     None of the Purchaser, Parent nor, to the best knowledge of the Purchaser and Parent, any of the persons listed on Schedule I or any associate or wholly-owned or majority-owned subsidiary of the Purchaser, Parent or any of the persons so listed, beneficially owns or has a right to acquire directly or indirectly any Shares. None of the Purchaser, Parent nor, to the best knowledge of the Purchaser and Parent, any of the persons or entities referred to above, or any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transactions in the Shares during the past sixty (60) days.

     Except as described in this Offer to Purchase, none of the Purchaser, Parent or, to the best knowledge of the Purchaser and Parent, any of the persons listed on Schedule I, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including but not limited to contracts, arrangements, understandings or relationships concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, since July 31, 1994, none of the Purchaser, Parent or, to the best knowledge of the Purchaser and Parent, any of the persons listed on Schedule I, has had any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that are required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since July 1, 1994 there have been no contracts, negotiations to transactions between any of the Purchaser, Parent or, to the best knowledge of the Purchaser and Parent, any of the persons listed on Schedule I, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale of other transfer of a material amount of assets.

     Available Information. Parent is subject to the informational filing requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning Parent's directors and officers, their remuneration, options granted to them, the principal holders of Parent's securities and any material interest of such persons in transactions with Parent is required to be described in proxy statements distributed to Parent's stockholders and filed with the Commission. Such reports, proxy statements and other information may be inspected and copies may be obtained from the offices of the Commission in the same manner as set forth with respect to information concerning the Company in Section 8. Such material should also be available at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

10. SOURCE AND AMOUNT OF FUNDS

     The total amount of funds required by the Purchaser to purchase all of the Shares pursuant to the Offer and consummate the Merger is approximately $397 million assuming all eligible holders of Company options elect to receive a Substitute Option (as defined in Section 12) as provided in the Merger Agreement. Fees and expenses related to the Offer and the Merger, including the termination fee paid to Westell pursuant to the terms of the Merger agreement previously executed by the Company and Westell, are estimated to be approximately $19 million. The Purchaser plans to obtain all funds needed for the Offer and the Merger and to pay related fees and expenses through a capital contribution from Parent. Parent plans to obtain such funds from cash on hand.

11. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY

     In October 1996, Parent and the Company entered into a Cooperative Development and Product Sale Agreement pursuant to which the Company agreed to develop and sell to Parent certain software to be incorporated into Parent's digital signal processing products. Pursuant to such agreement, the Company granted to Parent certain licenses to use, copy, sell and manufacture certain of the Company's intellectual property included in the software to be developed by the Company. Such agreement was not related to the subsequent contacts between Parent and the Company in connection with the Offer and the Merger.

     Set forth below is a description of the background of the Offer, including a brief description of the material contacts between Parent and its affiliates and the Company and its affiliates regarding the transactions described herein.

     On July 17, 1997, representatives of DMG contacted Parent's head of Corporate Development and informed him that the Company had been approached by several parties interested in a possible business combination with the Company and that the Company had engaged DMG to assist the Company in evaluating its strategic alternatives. Parent expressed an interest in evaluating a possible transaction with the

Company and was provided with certain publicly available information and a form of confidentiality agreement.

     Parent's management held several internal meetings during late July to discuss a possible transaction with the Company. After deciding to proceed, Parent executed a confidentiality agreement with the Company on August 4, 1997 (which agreement was dated to be effective as of July 22, 1997).

     On August 7, management of the Company gave a presentation for certain management representatives of Parent. On August 13, Parent contacted Morgan Stanley to engage it as Parent's financial advisor for the purpose of evaluating a potential transaction with the Company.

     From mid-August through mid-September, Parent conducted its due diligence investigation of the Company and had extensive internal working sessions to evaluate a possible transaction with the Company. Morgan Stanley and DMG had numerous discussions during the same period regarding the Company's timetable and process for exploring a possible transaction and alternatives.

     On September 18, 1997, Parent's board was briefed with respect to management's ongoing evaluation of a possible transaction with the Company. On September 24, 1997, Parent's management decided to submit a formal bid for a proposed acquisition of the Company by Parent.

     Parent continued its due diligence investigation through late September. During this period DMG informed Morgan Stanley that in light of the status of the Company's current discussions with other parties, prompt action by Parent regarding a proposal was necessary. On September 29, 1997, Parent submitted a formal bid letter proposing an acquisition of the Company by Parent. On the next day, however, the Company Board determined to accept a competing bid submitted by Westell Technologies, Inc. ("Westell"). Parent was notified by DMG of the Company's decision that same day. On October 1, 1997, the Company and Westell publicly announced that they had entered into a definitive merger agreement providing for the acquisition of the Company by Westell.

     Throughout the month of October, Parent and its advisors held several meetings to evaluate Parent's options with respect to the Company, including the desirability of submitting a competing proposal for the acquisition of the Company by Parent. On October 29, 1997, Parent's options were presented to and discussed by Parent's senior management. At the conclusion of this meeting, it was determined that Parent should proceed with the submission of a competing proposal for the acquisition of the Company by Parent.

     On November 4, 1997, Parent sent an offer letter and a draft merger agreement to the Company for its review. The offer letter, which was subject to the approval of Parent's board of directors later that week, proposed a cash tender offer for all shares of the Company at $18.00 per Share.

     On November 7, DMG informed Morgan Stanley that the Company Board had evaluated Parent's proposal and determined that it was permitted under law and the terms of its merger agreement with Westell to enter into discussions with Parent. Parent was informed that its final bid must be submitted by November 12, 1997.

     On November 11, 1997, Parent's board of directors was briefed on the recent developments. At the conclusion of the briefing, Parent's board approved the proposed transaction and authorized senior management to negotiate and approve the final terms of the transaction.

     On November 12, Parent submitted a proposal to acquire the Company for cash consideration of $20.00 per Share. During the period from November 7 through November 12, the Company's and Parent's respective legal counsel negotiated the terms of the proposed merger agreement and related documentation.

     Parent was notified on November 13 that the Company Board had determined to accept Parent's proposal and to terminate the Company's merger agreement with Westell. Later that same day, the Company notified Westell of the Company Board's decision accordance with the terms of its merger agreement with Westell.

     On November 18, the Company Board met again to consider and review the terms of the proposed merger agreement with Parent. At that meeting, DMG made a presentation to the Company Board and delivered its oral opinion (which opinion was subsequently confirmed in writing), that the $20.00 per Share cash consideration to be received by the Company's stockholders pursuant to the Offer and the Merger was fair to such stockholders (other than Parent and its affiliates) from a financial point of view. After its discussion (during which the Company Board took note of the fact that Westell was not contemplating any proposal to improve the terms of the Company's merger agreement with Westell), the Company Board unanimously approved the Merger Agreement and the transactions contemplated thereby, and unanimously resolved to recommend that the Company's stockholders accept the Offer and tender their Shares pursuant thereto.

     Effective as of November 19, 1997, Parent, the Purchaser and the Company executed and delivered the Merger Agreement, the Loan Agreement (as defined in Section 12) and certain related documents. The signing of the Merger Agreement was publicly announced on the morning of November 19 prior to the open of trading. Proceeds of the loans under the Loan Agreement were used to pay Westell the termination fee required pursuant to the terms of Westell's merger agreement with the Company as well as the outstanding balance of Westell's loans to the Company.

12. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY; MERGER AGREEMENT; LOAN AGREEMENT; RETENTION AGREEMENTS; CONSULTING AGREEMENT; CONFIDENTIALITY AGREEMENT; OTHER MATTERS

  PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY

     The purpose of the Offer and the Merger is to enable Parent, through the Purchaser, to acquire in one or more transactions control of the Company Board and the entire equity interest in the Company. The Offer is intended to increase the likelihood that the Merger will be completed promptly.

     Except as noted in this Offer to Purchase, the Purchaser and Parent have no present plans or proposal that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, or sale or transfer of a material amount of assets, involving the Company or any other material changes in the Company's capitalization, dividend policy, corporate structure, business or composition of its management. However, Parent and Westell have entered into an agreement in principle to outsource to Westell certain of the Company's manufacturing activities so that the Company, upon consummation of the Offer and the Merger, can focus on the commercial implementation of its technologies and research and development activities related thereto. Notwithstanding the foregoing, from time to time after completion of the Offer, Parent intends to evaluate and review the Company's assets, operations, management and personnel and consider what, if any, changes would be desirable in light of circumstances which then exist. Parent reserves the right to take such actions or effect such changes as it deems advisable.

 MERGER AGREEMENT.

     The following is a summary of certain provisions of the Merger Agreement. The summary is not a complete description of the terms thereof and is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to Parent's and the Purchaser's Tender Offer Statement on Schedule 14D-1 dated November 25, 1997 (the "Schedule 14D-1") which has been filed with the Commission. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8 of this Offer to Purchase.

     The Offer. The Merger Agreement provides for the commencement of the Offer within five business days of the public announcement of the execution of the Merger Agreement. The Merger Agreement provides that the Purchaser cannot amend or waive the Minimum Condition or decrease the Offer Price or the number of Shares sought, or amend any other term or condition of the Offer in any manner adverse to the holders of Shares or extend the expiration date of the Offer without the prior written consent of the Company. Notwithstanding the foregoing, the Purchaser has agreed to extend the Offer from time to time until February 23, 1998 if, and to the extent that, at the initial expiration date of the Offer, or any extension thereof, all conditions to the Offer have not been satisfied or waived. In addition, the Offer Price may be increased and the Offer may be extended to the extent required by law in connection with such increase, in each case with or without the consent of the Company.

     The obligation of the Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer is subject to certain conditions. See Section 14. Assuming the prior satisfaction or waiver of the conditions to the Offer, the Purchaser has agreed to accept for payment and pay for any and all Shares tendered as soon as it is legally permitted to do so under applicable law; provided that, if the number of Shares that have been physically tendered and not withdrawn are more than 80% but less than 90% of the outstanding Shares determined on a fully diluted basis, the Purchaser may extend the Offer for up to five business days and thereafter on a day-to-day basis for up to an additional five business days from the date that all conditions to the Offer shall first have been satisfied or waived.

     Directors. The Merger Agreement provides that promptly upon Parent's purchase of and payment for Shares which represent at least a majority of the outstanding Shares (on a fully diluted basis), Parent shall be entitled to designate a number of directors, rounded up to the next whole number, on the Company Board, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, equal to the product of the total number of directors on the Company Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by the Purchaser, Parent and any of their affiliates (including Shares accepted for payment) bears to the total number of Shares then outstanding. The Company shall, upon request of the Purchaser, on the date of such request, either increase the size of the Company Board or secure the resignations of such number of its incumbent directors as is necessary to enable Parent's designees to be elected to the Company Board, and shall cause Parent's designees to be so elected. Notwithstanding the foregoing, until the Effective Time, the Company shall retain as members of the Company Board at least two directors who were directors of the Company on the date of the Merger Agreement; provided, that subsequent to the purchase of and payment for Shares pursuant to the Offer, Parent shall always have its designees represent at least a majority of the entire Company Board.

     The Merger Agreement also provides that from and after the time, if any, that Parent's designees constitute a majority of the Company Board, any amendment of the Merger Agreement, any termination of the Merger Agreement by the Company, any extension of time for performance of any of the obligations of Parent or the Purchaser under the Merger Agreement, and any waiver of any condition or any of the Company's rights under the Merger Agreement or other action by the Company in connection with the rights of the Company under the Merger Agreement may be effected only by the action of a majority of the directors of the Company then in office who were directors on the date of the Merger Agreement, which action shall be deemed to constitute the action of the full Company Board; provided, that if there are no such directors, such actions may be effected by unanimous vote of the entire Company Board.

     The Merger. The Merger Agreement provides that, subject to the terms and conditions thereof, the Purchaser will be merged with and into the Company, with the Company continuing as the Surviving Corporation (the "Surviving Corporation") and a direct wholly owned subsidiary of Parent. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any Shares, each issued and outstanding Share (other than Shares owned by Parent, the Purchaser or any other wholly-owned subsidiary of Parent and Shares held by stockholders who have demanded and perfected dissenters' rights under the DGCL) shall be converted into the right to receive the Offer Price, without interest. Each issued and outstanding share of common stock, par value $.01 per share, of the Purchaser shall be converted into and become one fully paid and non-assessable share of common stock of the Surviving Corporation. The Merger Agreement also provides that (i) the directors of the Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and the officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation; (ii) the Certificate of Incorporation of the Company (the "Certificate of Incorporation") will be the initial Certificate of Incorporation of the Surviving Corporation; and (iii) the By-laws of the Company (the "By-laws") will be the initial By-laws of the Surviving Corporation.

     Treatment of Options and Warrants. The Merger Agreement provides that the options (the "Options") to purchase Shares under the Company's 1981 Stock Option Plan, 1981 Supplemental Stock Option Plan, 1990 Stock Option Plan, Old Amati 1992 Stock Option Plan, 1990 Non-Employee Directors' Stock Option Plan and 1996 Stock Option Plan (the "Option Plans") shall, pursuant to the terms of such Option Plans, not automatically vest as a consequence of the transactions contemplated by the Merger Agreement and that the

Company Board shall not exercise any discretionary authority to vest such Options in connection with the transactions contemplated by the Merger Agreement. Notwithstanding the foregoing, Options ("Director Options") granted to non-employee directors under the 1990 Non-Employee Directors' Stock Option Plan shall vest immediately prior to the Effective Time pursuant to their terms and Director Options granted under any of the other Option Plans shall vest immediately prior to the Effective Time by action of the Company Board. At the Effective Time, each outstanding Director Option shall be converted into the right to receive cash in an amount equal to the product of (i) the number of Shares subject to such Director Option and (ii) the excess of (A) the Merger Consideration over (B) the per share exercise price of such Director Option.

     Holders of outstanding Options (other than Director Options) that are vested at the Effective Time shall be given the opportunity to make an irrevocable election, on a grant by grant basis to be effective immediately following the Effective Time, to receive in exchange for the cancellation of each such vested Option either (i) cash in an amount equal to the product of (a) the number of Shares subject to such Option and (b) the excess of (1) the Merger Consideration over (2) the per share exercise price of such Option or (ii) a substitute option to purchase Parent common stock (a "Substitute Option") (a) which will be exercisable for a number of shares of Parent's common stock equal to (1) the number of Shares subject to the Option multiplied by (2) the ratio obtained by dividing the Offer Price by the average closing price per share of Parent's common stock on the New York Stock Exchange for the five consecutive trading days ending immediately prior to closing date of the Merger (the "Option Ratio"), rounded down to the next whole number of shares, (b) the exercise price for which shall equal the exercise price for the Shares otherwise purchasable pursuant to the Option divided by the Option Ratio, rounded to the nearest hundredth of a cent, and (c) which shall be subject to substantially the same terms and conditions as applicable to the Option.

     Holders of outstanding Options (other than Director Options) that are not vested as of the Effective Time shall, at the Effective Time, receive in substitution and cancellation for each such nonvested Option a Substitute Option, which Substitute Option shall be subject to the same vesting schedule as applicable to the Option.

     As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each unexpired and unexercised warrant ("Warrant") to purchase Shares shall be converted into the right to receive an amount in cash equal to the product of (i) the number of Shares subject to such Warrant and (ii) the excess of (a) the Merger Consideration over (b) the per share exercise price of such Warrant, upon surrender of the certificate representing such Warrant; provided, that any Warrant as to which the per share exercise price is equal to or greater than the Merger Consideration shall be cancelled and terminated as of the Effective Time without payment of any consideration therefor.

     Stockholders' Meeting. Pursuant to the Merger Agreement, if the Company owns less than 90% of the Shares following the purchase of Shares by the Purchaser pursuant to the Offer, the Company shall, in accordance with applicable law, duly call, give notice of, convene and hold a special meeting of its stockholders as soon as practicable following the acceptance for payment and purchase of Shares by the Purchaser pursuant to the Offer for the purpose of considering and taking action upon the Merger Agreement.

     The Merger Agreement also provides that the Company shall, in accordance with applicable law, prepare and file with the Commission a preliminary proxy or information statement relating to the Merger and the Merger Agreement, obtain and furnish the information required to be included by the Commission in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, respond promptly to any comments made by the Commission with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement (the "Proxy Statement") to be mailed to its stockholders and obtain the necessary adoption of the Merger Agreement by its stockholders. The Merger Agreement also provides that the Company shall, subject to the fiduciary obligations of the Company Board under applicable law as advised by the Company's outside counsel, include in the Proxy Statement the recommendation of the Company Board that stockholders of the Company vote in favor of the approval of the adoption of the Merger Agreement. In the event that the Purchaser shall acquire at least 90% of the outstanding shares of each class of capital stock of the Company, pursuant to the Offer or otherwise, the parties shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of the Company's stockholders in accordance with Section 253 of the DGCL.

     Representations and Warranties. The Merger Agreement contains representations and warranties of the Company with respect to, among other things (i) organization and good standing, certificate of incorporation, bylaws and minute books, (ii) capitalization (including the ownership of subsidiaries),
(iii) authorization, validity of the Merger Agreement and Company action, (iv) consents and approvals and absence of violations, (v) Commission reports and financial statements, (vi) no undisclosed liabilities, (vii) absence of certain changes (including material adverse changes), (viii) certain contracts (including material agreements), (ix) employee benefit plans and ERISA, (x) litigation, (xi) permits, absence of defaults and compliance with applicable laws, (xii) taxes, (xiii) certain property, (xiv) intellectual property, (xv) environmental matters, (xvi) employee and labor matters, (xvii) information in tender offer documents, (xviii) brokers and finders, (xix) insurance and (xx) opinion of financial advisor.

     The Merger Agreement contains joint and several representations and warranties of Parent and the Purchaser with respect to, among other things (i) organization and good standing, (ii) authorization, validity of the Merger Agreement and necessary action, (iii) consents and approvals and absence of violations, (iv) Commission reports and financial statements, (v) information in the tender offer documents and the proxy statement pertaining to the Merger,
(vi) sufficiency of funds, (vii) Share ownership and (viii) the Purchaser's operations.

     Interim Operations. In the Merger Agreement, the Company has agreed that, among other things, between the date of the Merger Agreement and prior to the time the Purchaser's designees have been elected to, and constitute a majority of, the Company Board, unless Parent otherwise agrees in writing and except as otherwise contemplated by the Merger Agreement, (i) the business of the Company and its subsidiaries shall be conducted only in the ordinary course of business and, to the extent consistent therewith, each of the Company and its subsidiaries shall use its reasonable best efforts to preserve in all material respects its business organization intact and maintain its existing relations with customers, suppliers, employees and business associates; (ii) neither the Company nor any of its subsidiaries shall, directly or indirectly, amend its certificate of incorporation or bylaws or similar organizational documents or split, combine or reclassify its outstanding capital stock; (iii) neither the Company nor any of its subsidiaries shall (a) declare, set aside or pay any dividend or other distribution (whether payable in cash, stock or property) with respect to its capital stock (other than dividends from any subsidiary of the Company to the Company or any other subsidiary of the Company); (b) issue or sell any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its subsidiaries, other than issuances pursuant to the exercise of Options and Warrants outstanding on the date of the Merger Agreement; (c) sell, lease or dispose of any assets or properties, other than in the ordinary course of business; (d) incur or modify any material debt, other than in the ordinary course of business consistent with past practice; (e) license or sublicense any asset or property of the Company or any of its subsidiaries except in the ordinary course of business consistent with past practice on a basis that results in a positive current royalty net of any royalties due by the Company or any of its subsidiaries on account of sales by the licensee or sublicensee; or (f) redeem, purchase or otherwise acquire, directly or indirectly, any of its or its subsidiaries' capital stock; (iv) neither the Company nor any of its subsidiaries shall enter into, adopt or materially amend or terminate any employee benefit plans, amend any employment or severance agreement or increase in any manner the compensation or other benefits of its officers or directors or increase in any manner the compensation of any other employees (except for normal increases in the ordinary course of business); (v) neither the Company nor any of its subsidiaries shall (a) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the material obligations of any other person (other than subsidiaries of the Company), except pursuant to contractual indemnification agreements entered into in the ordinary course of business; (b) make any loans, advances or capital contributions to, or investments in, any other person (other than to subsidiaries of the Company and payroll, travel and similar advances made in the ordinary course of business); or (c) make capital expenditures other than pursuant to the Company's current capital expenditure budget; (vi) neither the Company nor any of its subsidiaries shall change any of the accounting methods used by it unless required by generally accepted accounting principles or applicable law; (vii) the Company shall not settle or compromise any claim (including arbitration) or litigation involving payments by the Company in excess of $250,000 individually which are not subject to insurance reimbursement without the prior written consent of Parent, which consent shall not be unreasonably withheld; (viii) the Company shall not amend, modify or terminate in any material respect or enter into any new agreement material to the business of the Company without the prior written consent of Parent, which consent shall not be unreasonably withheld; or (ix) neither the Company nor any of its subsidiaries shall authorize or enter into an agreement to do any of the foregoing.

     Approvals and Consents; Cooperation; Notification. Parent, the Purchaser and the Company have agreed to use their respective reasonable best efforts, and cooperate with each other, to (i) determine as promptly as practicable all governmental and third party authorizations, approvals, consents or waivers, including pursuant to the HSR Act, advisable (in Parent's and Purchaser's discretion) or required in order to consummate the transactions contemplated by the Merger Agreement, including, the Offer and the Merger and (ii) obtain such authorizations, approvals, consents or waivers as promptly as practicable. The Company, Parent and the Purchaser have agreed to take all actions necessary to file as soon as practicable all notifications, filings and other documents required to obtain all governmental authorizations, approvals, consents or waivers, including under the HSR Act, and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission, the Antitrust Division of the Department of Justice and any other governmental entity for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any governmental entity in connection therewith. The Company is required give prompt notice to Parent of
(i) the occurrence of any event, condition or development material to the Company and its subsidiaries, taken as a whole, and (ii) any notice from any Person claiming its consent is required in connection with the transactions contemplated by this Agreement. Each of the Company and Parent have agreed to give prompt notice to the other of the occurrence or failure to occur of an event that would, or, with the lapse of time would cause any condition to the consummation of the Offer or the Merger not to be satisfied.

     Employee Benefits. Parent and the Purchaser have agreed that the Surviving Corporation and its subsidiaries and successors shall provide those persons who, immediately prior to the Effective Time, were employees of the Company or its subsidiaries ("Retained Employees") with employee plans and programs that provide benefits that are no less favorable in the aggregate than those provided to such Retained Employees immediately prior to the date hereof. With respect to such employee programs provided by the Surviving Corporation and its subsidiaries and successors, service accrued by such Retained Employees during employment with the Company and its subsidiaries prior to the Effective Time shall be recognized for all purposes, except to the extent necessary to prevent duplication of benefits. Parent and the Purchaser have also agreed to honor, and cause the Surviving Corporation to honor, without modification, all employment and severance agreements and arrangements, as amended through the date of the Merger Agreement, with respect to employees and former employees of the Company disclosed to Parent and the Purchaser pursuant to the Merger Agreement. Parent and the Company have agreed that prior to the Effective Time, they shall reasonably cooperate to develop and adopt an employee retention plan for key employees of the Company, which plan shall be subject to Parent's approval.

     No Solicitation. Pursuant to the Merger Agreement, the Company has agreed that it and its subsidiaries shall not (and shall use their best efforts to cause their respective officers, directors, employees and investment bankers, attorneys or other agents retained by or acting on behalf of the Company or any of its subsidiaries not to), (i) initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal that constitutes or is reasonably likely to lead to any Acquisition Proposal (as defined below); (ii) engage in negotiations or discussions (other than to advise as to the existence of the restrictions described in this paragraph) with, or furnish any information or data to, any third party relating to an Acquisition Proposal; or
(iii) enter into any agreement with respect to any Acquisition Proposal or approve any Acquisition Proposal. Notwithstanding the foregoing or anything to the contrary in the Merger Agreement, the Company and the Company Board may participate in discussions or negotiations (including, as a part thereof, making any counterproposal) with or furnish information to any third party making an unsolicited Acquisition Proposal (a "Potential Acquiror") or approve an unsolicited Acquisition Proposal if the Company Board is advised by its financial advisor that such Potential Acquiror has the financial wherewithal to be reasonably capable of consummating such an Acquisition Proposal, and the Company Board determines in good faith (i) after receiving advice from its financial advisor, that such third party has submitted to the Company an Acquisition Proposal which is a Superior Proposal (as defined below), and (ii) based upon advice of outside legal counsel, that the failure to participate in such discussions or negotiations or to furnish such information or approve an Acquisition Proposal would violate the Company Board's fiduciary duties under applicable law.

     "Acquisition Proposal" means any bona fide proposal, whether in writing or otherwise, made by a third party to acquire beneficial ownership (as defined under Rule 13d-3 of the Exchange Act) of all or a material portion of the assets of, or any material equity interest in, the Company or its material subsidiaries pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction involving the Company or its material subsidiaries including any single or multi-step transaction or series of related transactions which is structured to permit such third party to acquire beneficial ownership of any material portion of the assets of, or any material portion of the equity interest in, the Company or its material subsidiaries. "Superior Proposal" means any bona fide proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than a majority of the Shares then outstanding or all or substantially all the assets of the Company, and otherwise on terms which the Company Board determines in good faith to be more favorable to the Company and its stockholders than the Offer and the Merger (based on advice of the Company's financial advisor that the value of the consideration provided for in such proposal is superior to the value of the consideration provided for in the Offer and the Merger), for which financing, to the extent required, is then committed or which, in the good faith reasonable judgment of the Company Board, after receiving advice from its financial advisor, is reasonably capable of being financed by such third party.

     The Merger Agreement also provides that the Company shall (i) in the event the Company shall determine to provide any information as described above or shall receive any Acquisition Proposal, promptly inform Parent in writing as to the fact that information is to be provided and shall furnish to Parent the identity of the recipient of such information and/or the Potential Acquiror and the terms of such Acquisition Proposal and (ii) inform Parent of any material amendment to the essential terms of any such Acquisition Proposal, except, in either case, to the extent that the Company Board determines in good faith, based upon the advice of outside legal counsel that any such action would violate the Company Board's fiduciary duties under, or otherwise violate, applicable law. The Company has agreed that any non-public information furnished to a Potential Acquiror will be pursuant to a confidentiality agreement containing confidentiality and standstill provisions substantially similar to the confidentiality and standstill provisions of the confidentiality agreement entered into between the Company and Parent and described below.

     Pursuant to the Merger Agreement, the Company has agreed that the Company Board shall not (i) withdraw or modify, or propose to withdraw or modify, in any manner adverse to Parent, its approval or recommendation of the Merger Agreement, the Offer or the Merger or (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal unless, in each case, the Company Board determines in good faith, after receiving advice from its financial advisor, that such Acquisition Proposal is a Superior Proposal and, based upon advice of its outside legal counsel, that the failure to take such action would violate its fiduciary duties under applicable law.

     Indemnification. The Company shall, and from and after the consummation of the Offer, Parent and the Surviving Corporation shall jointly and severally, indemnify, defend and hold harmless the present and former directors and officers of the Company and its subsidiaries (the "Indemnified Parties") from and against all losses, expenses, claims, damages or liabilities arising out of the transactions contemplated by the Merger Agreement to the fullest extent permitted or required under applicable law. All rights to indemnification existing in favor of the directors and officers of the Company as provided in the Company's certificate of incorporation or by-laws, as in effect as of the date of the Merger Agreement, with respect to matters occurring through the Effective Time, shall survive the Merger and shall not be amended, repealed or otherwise modified for a period of six years after the consummation of the Offer in any manner that would adversely affect the rights of the individuals who at or prior to the consummation of the Offer were directors or officers of the Company with respect to occurrences at or prior to the consummation of the Offer and Parent shall cause the Surviving Corporation to honor all such rights to indemnification.

     Shareholder Litigation. The Merger Agreement provides that in connection with any litigation which may be brought against the Company or its directors relating to the transactions contemplated thereby, the Company will keep Parent, and any counsel which Parent may retain at its own expense, informed of the course of such litigation, to the extent Parent is not otherwise a party thereto. The Company has also agreed that it will consult with Parent prior to entering into any settlement or compromise of any such shareholder litigation and will not enter into any such settlement or compromise without Parent's prior written consent, which consent shall not be unreasonably withheld.

     Further Assurances. Pursuant to the Merger Agreement, each of the parties has agreed to use its respective, reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement, including the Offer and the Merger.

     Conditions to the Merger. The Merger Agreement provides that the respective obligations of each party to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:
(i) the Merger Agreement shall have been adopted by the requisite vote of the Company's stockholders if required by applicable law and the Company's certificate of incorporation; (ii) any waiting period applicable to the Merger under the HSR Act shall have expired or been terminated; (iii) no statute, rule, regulation, order, decree or injunction shall have been enacted, promulgated or issued by any Governmental Entity or court which prohibits consummation of the Merger; and (iv) Parent, the Purchaser or their affiliates shall have purchased Shares pursuant to the Offer.

     The Merger Agreement provides that the obligation of the Company to effect the Merger is further subject to the conditions that the representations and warranties of Parent and the Purchaser shall be true and accurate and that each of Parent and the Purchaser shall have performed in all material respects all of the respective obligations required under the Merger Agreement to be performed by Parent or the Purchaser, as the case may be, at or prior to the Effective Time. The Merger Agreement also provides that the obligations of Parent and the Purchaser to effect the Merger are further subject to the conditions that the Company's representations and warranties shall be true and accurate in all material respects as of the Effective Time as if made at and as of such time, and that the Company shall have performed in all material respects all of the respective obligations required under the Merger Agreement to be performed by the Company at or prior to the Effective Time. The conditions described in the two preceding sentences shall cease to be conditions if the Purchaser shall have accepted for payment and paid for Shares validly tendered pursuant to the Offer.

     Termination. The Merger Agreement provides that it may be terminated and the Merger abandoned at any time prior to the Effective Time: (i) by mutual consent of Parent, the Purchaser and the Company; (ii) by either the Company, on the one hand, or Parent and the Purchaser, on the other hand, (a) if the Shares shall not have been purchased pursuant to the Offer on or prior to February 23, 1998, which date may be extended by Parent, in its sole discretion, for up to an additional thirty days; provided, however, that a party may not terminate the Merger Agreement pursuant to this clause (a) if such party's failure to fulfill any obligation under the Merger Agreement was the cause of, or resulted in, the failure of Parent or the Purchaser to purchase the Shares on or prior to such date or (b) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement or prohibiting Parent to acquire or hold or exercise rights of ownership of the Shares, and such order, decree, ruling or other action shall have become final and non-appealable; (iii) by the Company (a) if prior to the purchase of Shares pursuant to the Offer, either (1) a third party shall have made an Acquisition Proposal that the Company Board determines in good faith, after consultation with its financial advisor, is a Superior Proposal and the Company shall have concurrently executed a definitive agreement with such third party in respect of such Superior Proposal, or (2) the Company Board shall have withdrawn, or modified or changed in any manner adverse to Parent or the Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger (or the Company Board resolves to do any of the foregoing), (b) if Parent or the Purchaser shall have terminated the

Offer, or the Offer shall have expired, without Parent or the Purchaser purchasing any Shares pursuant thereto; provided, that, the Company may not terminate the Merger Agreement pursuant to the provision described in this clause (b) if the Company is in willful breach of the Merger Agreement or (c) if, due to an occurrence that if occurring after the commencement of the Offer would result in a failure to satisfy any of the conditions to completion of the Offer, Parent or the Purchaser shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer, provided, that, the Company may not terminate the Merger Agreement pursuant to the provision described in this clause (c) if the Company is in willful breach of the Merger Agreement; or (iv) by Parent and the Purchaser (a) if, prior to the purchase of Shares pursuant to the Offer, the Company Board shall have withdrawn, modified or changed in a manner adverse to Parent or the Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger or shall have recommended an Acquisition Proposal or shall have executed an agreement in principle or definitive agreement relating to an Acquisition Proposal or similar business combination with a person or entity other than Parent, the Purchaser or their affiliates (or the Company Board resolves to do any of the foregoing) or (b) if, due to an occurrence that if occurring after the commencement of the Offer would result in a failure to satisfy any of the conditions to completion of the Offer, Parent or the Purchaser shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; provided, that, Parent may not terminate the Merger Agreement pursuant to the provision described in this clause (b) if Parent or the Purchaser is in willful breach of the Merger Agreement.

     Termination Fee. The Company has agreed to pay to Parent a termination fee of $8 million if the Merger Agreement is terminated by the Company pursuant to the provisions described in clause (iii)(a) under "Termination" above, or by Parent and the Purchaser pursuant to the provisions described above in clause
(iv)(a) under "Termination" above.

     Amendment. Subject to applicable law, the Merger Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company, by written agreement of the parties thereto, by action taken by their respective Boards of Directors at any time prior to the date of closing with respect to any of the terms contained therein; provided, however, that after the approval of the Merger Agreement by the stockholders of the Company, no such amendment, modification or supplement shall reduce or change the Merger Consideration or adversely affects the rights of the Company's stockholders under the Merger Agreement without the approval of such stockholders.

  LOAN AGREEMENT

     The following is a summary of the Loan and Security Agreement, dated as of November 19, 1997, by and between the Company, as Borrower, and Parent, as Lender (the "Loan Agreement"). This summary is qualified in its entirety by reference to the Loan Agreement, which is incorporated herein by reference and a copy of which has been filed with the Commission as an Exhibit to the 14D-1. The Loan Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8 of this Offer to Purchase.

     The Commitments and the Loans. Subject to the terms and conditions of the Loan Agreement and in reliance on the representations and warranties of the Company set forth therein, Parent has agreed to make (i) a term loan (the "Term Loan") to the Company in the amount of $14,774,000 and (ii) revolving loans (each individually, a "Revolving Loan" and collectively, the "Revolving Loans," and together with the Term Loan, the "Loans") to the Company from time to time in an aggregate amount not to exceed at any time $5,000,000. The Term Loan was funded on November 19, 1997 in a single advance. All proceeds of the Term Loan were used to pay to Westell Technologies, Inc. ("Westell") the termination fee required to be paid to it pursuant to the Agreement and Plan of Merger, dated as of September 30, 1997, by and among the Company, Westell and Kappa Acquisition Corp. A Revolving Loan in the amount of $3,989,000 was funded on November 19, 1997. As required pursuant to the Loan Agreement, $3,557,000 of the Revolving Loan proceeds were used by the Company to pay in full all amounts outstanding under the Company's Loan and Security Agreement, dated as of September 30, 1997, between the Company and Westell. The balance of the Revolving Loan proceeds were used by the Company to pay in full all amounts outstanding to Silicon Valley

Bank ("SVB") under the Loan and Security Agreement, dated as of April 25, 1997, between the Company and SVB.

     Interest Rate. The interest rate applicable to the Loans is the Prime Rate (as hereinafter defined) plus two percent (2%). Interest is payable monthly in arrears. Upon and during the continuance of an event of default under the Loan Agreement, the Term Loan and the Revolving Loans shall bear interest at a rate that is three percent (3%) in excess of the rate otherwise applicable at such time.

     Prepayments; Repayments. The Company may prepay the loans in whole or in part in increments of $100,000 at its option. The Company will be required to prepay the Loans as follows: (i) in full, immediately upon termination of the Merger Agreement for any of the reasons described in clauses (iii)(a) or (iv) under "Merger Agreement -- Termination" above, (ii) in full, within 180 days after the termination of the Merger Agreement for any of the reasons described under "Merger Agreement -- Termination" above (other than those described in clauses (iii)(a) or (iv) of such section) and (iii) if at any time the Revolving Loans exceed $5,000,000, in an amount equal to the excess. The Loans shall otherwise be payable in full on September 30, 1999, the termination date of the Loan Agreement.

     Forgiveness. Notwithstanding anything to the contrary in the Loan Agreement, Parent has agreed to forgive the repayment of the Term Loan in the event that the Merger Agreement is terminated, except if the Merger Agreement is terminated (i) for any of the reasons described in clauses (iii)(a) or (iv)(a) under "Merger Agreement -- Termination" above, (ii) for any of the reasons described in clauses (ii)(a), (iii)(b), (iii)(c) or (iv)(b) under "Merger Agreement -- Termination" above and at the time of such termination the Company is in breach of any the conditions described in paragraphs (b), (c) or (e) in
Section 14 of this Offer to Purchase or (iii) in accordance with its terms and within six months after such termination, the Company or its stockholders consummate a transaction or enter into a definitive agreement with respect to an Acquisition Proposal that was pending at the time of such termination.

     Security. The Revolving Loans are secured by liens on and security interests in substantially all of the Company's personal property, including, without limitation, its inventory, equipment, accounts receivable, general intangibles, patents, trademarks, copyrights, computer hardware and software, and the proceeds thereof. The Term Loan is an unsecured obligation of the Company.

     Representations and Warranties. In addition to the Company's representations and warranties in the Merger, which are incorporated by reference into the Loan Agreement, the Company has made representations and warranties with respect to (i) the location of the collateral securing the Revolving Loans, (ii) the absence of other liens (other than certain permitted liens), (iii) the possession and control of its equipment and inventory, (iv) the delivery of instruments and chattel paper and (v) the absence of defaults or events of default.

     Covenants. So long as any of Parent's lending commitments under the Loan Agreement remain in effect and until all of the Company's liabilities under the Loan Agreement have been irrevocably paid in full, the Company will be required to perform or comply with certain covenants, including, without limitation, covenants relating to (i) limitations on indebtedness, (ii) limitations on liens, (iii) notice and information delivery requirements, (iv) the payment of taxes and claims, (v) the maintenance of assets and properties, (vi) the maintenance of insurance policies, (vii) compliance with laws and (vii) reports to other creditors. In addition, certain covenants set forth in the Merger Agreement are incorporated by referenced into the Loan Agreement.

     Events of Default. The Loan Agreement contains customary events of default including, without limitation, (i) the failure to pay principal or interest on the Loans when due, (ii) any representation or warranty proving to have been false when made, the failure to comply with any other term, covenant or agreement of the Loan Agreement (subject, in certain instances, to a grace period of ten days), (iv) defaults with respect to certain other indebtedness,
(v) bankruptcy and insolvency and (vi) the failure of the Loan Agreement or any collateral documents to remain in full force and effect and to create a valid and perfected first priority security interest in the collateral securing the Revolving Loans.

  RETENTION AGREEMENTS

     The following is a summary of certain provisions of the retention agreements, each dated as of November 19, 1997, by and between Parent and each of James E. Steenbergen, the Company's Chief Executive Officer, President and Chief Financial Officer, Ronald Carlini, the Company's Vice President of Corporate Development, and James D. Hood, the Company's Vice President of Engineering (collectively, the "Retention Agreements"). This summary is qualified in its entirety by reference to the Retention Agreements, each of which is incorporated herein by reference and copies of which have been filed with the Commission as exhibits to the Schedule 14D-1. The Retention Agreements may be examined and copies may be obtained at the places and in the manner set forth in Section 8 of this Offer to Purchase.

     Under the Retention Agreements, Parent has agreed that in the event the Company or Parent terminates without cause Mr. Steenbergen's, Mr. Carlini's or Mr. Hood's full-time employment with the Company or Parent following the Merger, Parent will retain such person as an employee on an approved leave of absence until such time as all of such person's options to purchase Shares that were granted prior to the Merger (and which will be converted into Substitute Options in connection with the Merger) become completely vested. In addition, under the Retention Agreements, each of Mr. Steenbergen, Mr. Carlini and Mr. Hood has agreed to certain non-competition and non-solicitation covenants in favor of Parent.

  CONSULTING AGREEMENT

     Parent is presently in discussions with Dr. John Cioffi, the Company's Chief Technical Officer, regarding the terms of a proposed consulting agreement. There can be no assurance, however, that a definitive agreement will be reached, or if reached, as to the terms of such agreement. The execution of a consulting agreement with Dr. Cioffi is not a condition to the Offer or the Merger.

  CONFIDENTIALITY AGREEMENT

     The following is a summary of certain provisions of the Confidentiality Agreement, dated as of July 22, 1997, between Parent and the Company (the "Confidentiality Agreement"). This summary is qualified in its entirety by reference to the Confidentiality Agreement, which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Confidentiality Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8 of this Offer to Purchase.

     The Confidentiality Agreement contains customary provisions pursuant to which, among other matters, Parent agreed to keep confidential all nonpublic, confidential or proprietary information furnished to it by the Company relating to the Company, subject to certain exceptions (the "Confidential Information"), and to use the Confidential Information solely in connection a possible transaction involving the Company and Parent. Parent has agreed in the Confidentiality Agreement that for a period of two years from the date of the Confidentiality Agreement, without the prior written consent of the Company, neither it nor any of its affiliates would, among other things, directly or indirectly, acquire or offer to acquire any securities of the Company, solicit proxies with respect to the Company's securities, or propose to enter into any extraordinary transaction involving the Company. Parent further agreed that, for a period of two years from the date of the Confidentiality Agreement, neither Parent nor any of its affiliates would, without the written consent of the Company, employ or solicit the employment of any employee of the Company or any of its subsidiaries with whom Parent or its representatives had contact during the negotiations and investigations in connection with a possible transaction between Parent and the Company.

  OTHER MATTERS

     Delaware Law. Under the DGCL, the affirmative vote of holders of a majority of the outstanding Shares entitled to vote, including any Shares owned by the Purchaser, would be required to adopt the Merger Agreement. If the Purchaser acquires, through the Offer or otherwise, voting power with respect to at least a majority of the outstanding Shares, which would be the case if the Minimum Condition were satisfied, it would have sufficient voting power to effect the Merger without the vote of any other stockholder of the Company.

     Appraisal Rights. No appraisal rights are available to holders of Shares in connection with the Offer. However, if the Merger is consummated, holders of Shares will have certain rights under Section 262 of the DGCL to dissent and demand appraisal of, and payment in cash for the fair value of, their Shares. Such rights, if the statutory procedures are complied with, could lead to a judicial determination of the fair value (excluding any element of value arising from accomplishment or expectation of the Merger) required to be paid in cash to such dissenting holders for their Shares. Any such judicial determination of the fair value of Shares could be based upon consideration other than or in addition to the Offer Price and the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the Offer Price or the Merger Consideration.

     If any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, his right to appraisal, as provided in the DGCL, the Shares of such holder will be converted into the Merger Consideration in accordance with the Merger Agreement. A stockholder may withdraw his demand for appraisal by delivery to Parent of a written withdrawal of his demand for appraisal and acceptance of the Merger.

     Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights.

     Going Private Transactions. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which the Purchaser seeks to acquire the remaining Shares not held by it. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction, be filed with the Commission and disclosed to stockholders prior to consummation of the transaction. The Purchaser believes, however, that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one year following consummation of the Offer.

     Acquisition and Disposition of Shares. The Purchaser or an affiliate of the Purchaser may, following the consummation or termination of the Offer, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as it shall determine, which may be more or less than the price to be paid pursuant to the Offer. The Purchaser and its affiliates also reserve the right to dispose of any or all Shares acquired by them, subject to the terms of the Merger Agreement.

13. DIVIDENDS AND DISTRIBUTIONS

     If, on or after the date of the Merger Agreement, the Company should (i) split, combine or reclassify the outstanding Shares, (ii) redeem, purchase or otherwise acquire any of its capital stock or (iii) issue or sell any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company, other than issuances pursuant to the exercise of Options and Warrants outstanding on the date of the Merger Agreement, then, without prejudice to the Purchaser's rights under Sections 1 and 14, the Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the Offer Price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

     If, on or after the date of the Merger Agreement, the Company should declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to the Shares, or issue with respect to the Shares any additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, options or warrants, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to stockholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to the Purchaser or its nominee or transferee on the Company's stock transfer records, then, without prejudice to the Purchaser's rights under Sections 1 and 14, (i) the Offer Price may, in the sole discretion of the Purchaser, be reduced by the amount of any such cash dividend or cash distribution and (ii) the whole of any such noncash dividend, distribution or issuance to be received by the tendering stockholders will (a) be received and held by the tendering stockholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer, or (b) at the direction of the Purchaser, be exercised for the benefit of the Purchaser, in which case the proceeds of such exercise will promptly be remitted to the Purchaser. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such dividend, distribution or right and may withhold the entire purchase price for Shares tendered in the Offer or deduct from the purchase price the amount or value thereof, as determined by the Purchaser in its sole discretion.

     Pursuant to the Merger Agreement, the Company is prohibited from taking any of the actions described in the two preceding paragraphs and nothing herein shall constitute a waiver by the Purchaser or Parent of any of its rights under the Merger Agreement or a limitation of the remedies available to the Purchaser or Parent for any breach of the Merger Agreement.

14. CONDITIONS TO THE OFFER

     Notwithstanding any other provision of the Offer, subject to the provisions of the Merger Agreement, the Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate the Offer and not accept for payment any tendered Shares if (i) any applicable waiting period under the HSR Act has not expired or been terminated prior to the expiration of the Offer, (ii) the Minimum Condition has not been satisfied, or (iii) at any time on or after November 19, 1997, and before the time of acceptance of Shares for payment pursuant to the Offer, any of the following events shall occur:

          (a) there shall have been any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted or issued applicable to the Offer or the Merger by any federal or state governmental regulatory or administrative agency or authority or court or legislative body or commission which (1) prohibits the consummation of the Offer or the Merger, (2) prohibits, or imposes any material limitations on, Parent's or the Purchaser's ownership or operation of all or a material portion of the Company's businesses or assets or the Shares, except for such prohibitions or limitations which would not have a Company Material Adverse Effect (as defined in the Merger Agreement), (3) prohibits, or makes illegal the acceptance for payment, payment for or purchase of Shares or the consummation of the Offer, or (4) renders the Purchaser unable to accept for payment, pay for or purchase a material portion or all of the Shares; provided, that the parties shall have used their reasonable best efforts to cause any such statute, rule, regulation, judgment, order or injunction to be vacated or lifted;

          (b) the representations and warranties of the Company set forth in the Merger Agreement shall not be true and accurate as of the date of consummation of the Offer as though made on or as of such date (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be true and accurate (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein), do not, individually or in the aggregate, have a Company Material Adverse Effect;

          (c) the Company shall have breached or failed to perform or comply with, in all material respects, any material obligation, agreement, or covenant required by the Merger Agreement to be performed or complied with by it as of the date of consummation of the Offer.

          (d) the Merger Agreement shall have been terminated in accordance with its terms;

          (e) the Company Board shall have withdrawn, modified or changed in a manner adverse to Parent or the Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger or shall have recommended an Acquisition Proposal or shall have executed an agreement in principle or definitive agreement relating to an Acquisition Proposal or similar business combination with a person or entity other than Parent, the Purchaser or their affiliates or the Company Board shall have adopted a resolution to do any of the foregoing; or

          (f) Thirty percent (30%) or more of the key personnel of the Company and its subsidiaries identified on Schedule A(h) of the Company Disclosure Letter delivered to Parent and the Purchaser at or prior to the execution of the Merger Agreement shall no longer be employed by the Company or its subsidiaries or shall have submitted their resignations.

     The foregoing conditions are for the sole benefit of the Purchaser and Parent and, subject to the Merger Agreement, may be asserted by either of them or may be waived by Parent or the Purchaser, in whole or in part at any time and from time to time in the sole discretion of Parent or the Purchaser. The failure by Parent or the Purchaser at any time to exercise any such rights shall not be deemed a waiver of any right and each right shall be deemed an ongoing right which may be asserted at any time and from time to time.

15. CERTAIN LEGAL MATTERS

     Except as described in this Section 15, based on a review of publicly available filings by the Company with the Commission and other publicly available information concerning the Company, but without any independent investigation thereof, neither Parent nor the Purchaser is aware of any regulatory license or permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by the Purchaser pursuant to the Offer or, except as set forth below, of any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required prior to the acquisition of Shares by the Purchaser pursuant to the Offer. Should any such approval or other action be required, the Purchaser currently contemplates that it will be sought. Although the Purchaser does not currently intend to delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of such matters, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the Company's business or that certain parts of the Company's business might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 15. See Section 14.

     United States Antitrust Approvals. The Offer and the Merger are subject to the HSR Act, which provides that certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission ("FTC") and certain waiting period requirements have been satisfied.

     Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by Parent of a Pre-Merger Notification and Report Form with respect to the Offer, unless Parent receives a request for additional information or documentary material from the Antitrust Division or the FTC or unless early termination of the waiting period is granted. If, within such 15-day period, either the Antitrust Division or the FTC requests additional information or material from Parent concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. The Purchaser will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See Section 14.

     The Merger would not require an additional filing under the HSR Act if the Purchaser owns 50% or more of the outstanding Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expires or is terminated.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's acquisition of Shares pursuant to the Offer and the Merger. At any time before or after the Purchaser's acquisition of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking divestiture of Shares acquired by the Purchaser or divestiture of substantial assets of Parent or its subsidiaries. Private parties and state attorneys general may also bring legal action under the antitrust laws under certain circumstances. Based upon an examination of publicly available information relating to the businesses in which Parent and the Company are engaged, Parent and the Purchaser believe that the acquisition of Shares by the Purchaser will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by the Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 14 for certain conditions to the Offer, including conditions with respect to certain governmental actions.

     State Takeover Laws. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws, that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp.
v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions.

     Section 203 of the DGCL limits the ability of a Delaware corporation to engage in business combinations with "interested stockholders" (defined as any beneficial owner of 15% or more of the outstanding voting stock of the corporation) unless, among other things, the corporation's board of directors has given its prior approval to either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder." The Company Board's unanimous approval of the Merger Agreement, the Offer and the Merger constitutes an approval thereof for purposes of Section 203 of the DGCL.

     Based on information supplied by the Company and the Company's representations in the Merger Agreement, the Purchaser does not believe that any state takeover statutes apply to the Offer or the Merger. Neither the Purchaser nor Parent has currently complied with any state takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, the Purchaser may not be obligated to accept for payment or pay for any Shares tendered pursuant to the Offer.

16. FEES AND EXPENSES

     Parent has retained Morgan Stanley to act as the Dealer Manager and to provide certain financial advisory services, Georgeson & Company Inc. to act as the Information Agent and ChaseMellon Shareholder Services, L.L.C. to act as the Depositary in connection with the Offer. The Dealer Manager and the Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial owners. The Dealer Manager, the Information Agent and the Depositary each will receive reasonable and customary compensation for their services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws. None of the Dealer Manager, the Information Agent or the Depositary has been retained to make solicitations or recommendations in connection with the Offer. Neither Parent nor the Purchaser will pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchaser for reasonable expenses incurred by them in forwarding material to their customers.

17. MISCELLANEOUS

     The Purchaser is not aware of any jurisdiction in which the making of the Offer is not in compliance with applicable law. If the Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, the Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, the Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In those jurisdictions whose securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR PARENT NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     The Purchaser has filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule 14D-1 and any amendments thereto, including exhibits, may be inspected and copies may be obtained at the same places and in the same manner as set forth in Section 8 (except that they will not be available at the regional offices of the Commission).

                                            DSL ACQUISITION CORPORATION

                                            TEXAS INSTRUMENTS INCORPORATED

November 25, 1997

                                   SCHEDULE I

                 INFORMATION CONCERNING DIRECTORS AND EXECUTIVE
                      OFFICERS OF PARENT AND THE PURCHASER

     1. Directors and Executive Officers of Parent. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of Parent. The business address of each such person is c/o Parent, 13500 North Central Expressway, P.O. Box 655474, Dallas, Texas 75265-5474. All directors and officers listed below are citizens of the United States.

JAMES R. ADAMS                         Chairman of the Board, Director of Parent

Chairman of the Board of Parent since June 1996. Group President, SBC Communications Inc. from 1992 until retirement in 1995; President and Chief Executive Officer of Southwestern Bell Telephone Company, 1988-92.

DAVID L. BOREN                                                Director of Parent

President of the University of Oklahoma since 1994. U.S. Senator, 1979-1994; Governor of Oklahoma, 1975-1979; Director, AMR Corporation, Phillips Petroleum Company and Torchmark Corporation; trustee, Yale University.

JAMES B. BUSEY IV                                             Director of Parent

Retired from U.S. Navy as Admiral in 1989. President and Chief Executive Officer, Armed Forces Communications and Electronics Association, 1992-96; Deputy Secretary, Department of Transportation, 1991-92; Administrator, Federal Aviation Administration, 1989-91. Director, Association of Naval Aviation, Curtiss-Wright Corporation and S.T. Research Corporation; Trustee, MITRE Corporation.

DANIEL A. CARP                                                Director of Parent

President and Chief Operating Officer of Eastman Kodak Company since January 1997. Joined Eastman Kodak Company in 1970; elected Executive Vice President and named Assistant Chief Operating Officer effective November 1995.

THOMAS J. ENGIBOUS                                            Director of Parent

President and Chief Executive Officer of Parent since June 1996. Joined Parent in 1976; elected Executive Vice President in 1993. Member, The Business Roundtable.

GERALD W. FRONTERHOUSE                                        Director of Parent

Investments. Former Chief Executive Officer (1985-88) of First RepublicBank Corporation. President and Director, Hoblitzelle Foundation.

WAYNE R. SANDERS                                              Director of Parent

Chairman of the Board of Kimberly-Clark Company since 1992; also Chief Executive Officer since 1991. Director, Adolph Coors Company, Coors Brewing Company and Texas Commerce Bank, N.A.; Trustee, Marquette University.

GLORIA M. SHATTO                                              Director of Parent

President of Berry College since 1980. Director, Becton Dickinson and Company, Georgia Power Company and The Southern Company.

WILLIAM P. WEBER                  Vice Chairman of the Board, Director of Parent

Vice Chairman of Parent since 1993. Joined the Company in 1962; elected Vice President in 1979 and Executive Vice President in 1984. Director, Kmart Corporation and Semiconductor Industry Association.

CLAYTON K. YEUTTER                                            Director of Parent

Of Counsel, Hogan & Hartson. Counsel to President Bush for domestic policy during 1992; Chairman, Republic National Committee, 1991-92; Secretary, Department of Agriculture, 1989-91; U.S. Trade Repre-sentative, 1985-89. Director, B.A.T. Industries P.L.C., Caterpillar Inc., ConAgra, Inc., FMC Corporation, IMC Global Inc. and Oppenheimer Funds.

GARY D. CLUBB

Executive Vice President and President, Digital Imaging Group, of Parent since August 1996. Joined Parent in 1968; elected Executive Vice President of Parent in 1989.

DAVID D. MARTIN

Executive Vice President of Parent since 1993. Joined Parent in 1960; elected Vice President of Parent in the mid-1980s.

RICHARD K. TEMPLETON

Executive Vice President and President, Semiconductor Group, of Parent since June 1996. Joined Parent in 1980; elected Senior Vice President, Semiconductor Group, in 1994.

RICHARD J. AGNICH

Senior Vice President, Secretary and General Counsel of Parent since August 1988. Joined Parent in 1973; elected Vice President, Secretary and General Counsel in 1982. Trustee, Austin College.

WILLIAM A. AYLESWORTH

Senior Vice President, Treasurer and Chief Financial Officer of Parent since 1985. Joined Parent in 1967; elected Vice President and Treasurer in 1982.

CHUCK F. NIELSON

Vice President of Human Resources of Parent since June 1990. Joined Parent in 1965.

ELWIN L. SKILES, JR.

Vice President of Corporate Communications of Parent since January 1992. Joined Parent in 1976.

     2. Directors and Executive Officers of the Purchaser. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of the Purchaser. Each such person is a citizen of the United States of America and the business address of each such person is c/o Parent, 13500 North Central Expressway, P.O. Box 655474, Dallas, Texas 75265-5474. All directors and officers are citizens of the United States.

GEORGE BARBER                                              Director of Purchaser

President of the Purchaser since its incorporation in November 1997; Vice President, Semiconductor Group, of Parent since August 1995. Joined Parent in 1980; appointed Vice President of Parent's Asian operations in 1994.

MARVIN S. SELF                                             Director of Purchaser

Vice President of the Purchaser since its incorporation in November 1997; Senior Vice President and Chief Financial Officer, Semiconductor Group, of Parent since August 1996. Joined Parent in 1966; appointed Senior Vice President and Chief Financial Officer, Defense Systems and Software Businesses, of Parent in 1995.

GREGORY L. WATERS                                          Director of Purchaser

Vice President of the Purchaser since its incorporation in November 1997; Director of Network Access Products, Semiconductor Group, of Parent since September 1997. Joined Parent in 1983; appointed Manager of TI Networking Business, Semiconductor Group, of Parent in 1996.

     Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank or other nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:

                        CHASEMELLON SHAREHOLDER SERVICES

             By Mail:                  By Facsimile Transmission:                  By Hand:
 ChaseMellon Shareholder Services            (201) 329-8936            ChaseMellon Shareholder Services
    Attention: Reorganization       (For Eligible Institutions Only)      Attention: Reorganization
             Department                                                           Department
       Post Office Box 3301         Confirm Facsimile by Telephone:        120 Broadway, 13th Floor
South Hackensack, New Jersey 07606           (201) 296-4860                New York, New York 10271
                                        (For Confirmation Only)             By Overnight Courier:
                                                                       ChaseMellon Shareholder Services
                                                                          Attention: Reorganization
                                                                                  Department
                                                                              85 Challenger Road
                                                                      Ridgefield Park, New Jersey 07660

     Any questions or requests for assistance may be directed to the Dealer Manager or the Information Agent at their respective telephone numbers and locations listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent at its address and telephone numbers set forth below. You may also contact your broker, dealer, commercial bank or trust company or nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                         Georgeson & Company Inc. logo

                               Wall Street Plaza
                            New York, New York 10005

                 Banks and Brokers Call Collect: (212) 440-9800
                         Call Toll-Free: (800) 223-2064

                      The Dealer Manager for the Offer is:

                           MORGAN STANLEY DEAN WITTER

                       Morgan Stanley & Co. Incorporated
                                 1585 Broadway
                            New York, New York 10036
                                 (212) 761-6863